Free Writing Prospectus (To the Prospectus dated September 21, 2005 and Prospectus Supplement dated November 1, 2006)	Filed Pursuant to Rule 433 Registration No. 333-126811 May 21, 2007

$ 100% Principal Protected Notes due September 1, 2011 Linked to the Performance of a Basket of Equity Indices Medium-Term Notes, Series A, E-615

Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Basket Initial Valuation Date:	May 29, 2007

Issue Date:	May 31, 2007

Basket Final Valuation Date:	August 29, 2011*

Maturity Date:	September 1, 2011* (resulting in a term to maturity of 4.25 years)

Denominations:	Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	A basket comprised of the following equity indices (each a “basket component”, and together, the “basket components”), weighted as indicated:

	Index	Bloomberg Ticker	Weighting or W(i) (as defined below)	C(i) Initial (as defined below)
	S&P 500® Index	SPX <Index>	35.00%
	Dow Jones EURO STOXX 50® Index	SX5E <Index>	25.00%
	Nikkei 225™ Index	NKY <Index>	10.00%
	S&P/ASX 200 Index	AS51 <Index>	10.00%
	FTSE/Xinhua China 25 Index™	XIN0I <Index>	10.00%
	MSCI Taiwan Index	TWY <Index>	10.00%

Participation Rate:	100%

Payment at Maturity:

If you hold your Notes to maturity, you will receive a cash payment determined as follows:

•        if the basket performance is greater than 0%, you will receive (a) the principal amount of your Notes plus (b) the principal amount multiplied by the product of (i) the basket performance and (ii) the participation rate:

$1,000 + [$1,000 x (basket performance x participation rate)]

if the basket performance is less than or equal to 0%, you will receive the principal amount of your Notes.

Your principal is only protected if you hold the Notes to maturity.

Basket Performance:

The basket performance equals the weighted average of the percentage change (which may be positive or negative) in the value of each of the basket components from and including the basket initial valuation date to and including the basket final valuation date. The basket performance will be calculated as follows:

C(i) Initial = The closing level of each basket component on the basket initial valuation date;

C(i) Final = The closing level of each basket component on the basket final valuation date; and

W(i) = Weighting of each basket component, as indicated in the table above.

Calculation Agent:	Barclays Bank PLC

Business Day Convention:	Modified following

Business Day:	New York

Settlement:	DTC; global notes

CUSIP/ISIN:	06738C5K1 and US06738C5K15

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-3 of the prospectus supplement and “ Selected Risk Considerations” beginning on page FWP-4 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission	Proceeds to Barclays Bank PLC
Per Note	100%	%	%
Total	$	$	$

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated September 21, 2005 and the prospectus supplement dated November 1, 2006, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 1101). A copy of the prospectus may be obtained from Barclays Capital, 200 Cedar Knolls Road, Building E, 4th Floor—Attn: US Syndicate Operations, Whippany, NJ 07981.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated September 21, 2005, as supplemented by the prospectus supplement dated November 1, 2006 relating to our Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated November 1, 2006 and prospectus dated September 21, 2005:

http://www.sec.gov/Archives/edgar/data/312070/000119312506219780/d424b2.htm

Our SEC file number is 1-10257. As used in this free writing prospectus, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

What is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Basket Performance	Payment at Maturity	Total Return on the Notes
100%	$2,000	100%
90%	$1,900	90%
80%	$1,800	80%
70%	$1,700	70%
60%	$1,600	60%
50%	$1,500	50%
40%	$1,400	40%
30%	$1,300	30%
20%	$1,200	20%
10%	$1,100	10%
0%	$1,000	0%
-10%	$1,000	0%
-20%	$1,000	0%

FWP–2

Basket Performance	Payment at Maturity	Total Return on the Notes
-30%	$1,000	0%
-40%	$1,000	0%
-50%	$1,000	0%
-60%	$1,000	0%
-70%	$1,000	0%
-80%	$1,000	0%
-90%	$1,000	0%
-100%	$1,000	0%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated, assuming an initial investment of $1,000.

Example 1: In this case, the basket performance is positive.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weighting	Basket Performance
S&P 500® Index	1,512.75	1,815.30	20.00%	35.00%	7.00%
Dow Jones EURO STOXX 50® Index	4,428.57	5,535.71	25.00%	25.00%	6.25%
Nikkei 225™ Index	17,498.60	23,623.11	35.00%	10.00%	3.50%
S&P/ASX 200 Index	6,365.90	8,912.26	40.00%	10.00%	4.00%
FTSE/Xinhua China 25 Index™	17,179.04	18,896.94	10.00%	10.00%	1.00%
MSCI Taiwan Index	321.47	337.54	5.00%	10.00%	0.50%

Basket					22.25%

Step 2: Calculate the payment at maturity.

Because the basket performance is greater than 0%, the investor receives a payment at maturity of $1,222.50 per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x (basket performance x participation rate)]

$1,000 + [$1,000 x (22.25% x 100%)] = $1,222.50

Therefore, the payment at maturity is $1,222.50 per $1,000 principal amount Note, representing a 22.25% return on investment over the term of the Notes.

Example 2: In this case, the basket performance is negative.

Step 1: Calculate the basket performance.

Basket Component	C(i) Initial	C(i) Final	Performance of Basket Component	Weighting	Basket Performance
S&P 500® Index	1,512.75	1,588.39	5.00%	35.00%	1.75%
Dow Jones EURO STOXX 50® Index	4,428.57	4,207.14	-5.00%	25.00%	-1.25%
Nikkei 225™ Index	17,498.60	13,998.88	-20.00%	10.00%	-2.00%
S&P/ASX 200 Index	6,365.90	7,320.79	15.00%	10.00%	1.50%
FTSE/Xinhua China 25 Index™	17,179.04	13,743.23	-20.00%	10.00%	-2.00%
MSCI Taiwan Index	321.47	305.40	-5.00%	10.00%	-0.50%

Basket					-2.50%

Step 2: Calculate the payment at maturity.

Because the basket performance is less than 0%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount Note.

FWP–3

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The basket final valuation date, the maturity date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Notes with the Reference Asset Comprised of an Index or Indices” with respect to the basket components and “Reference Assets—Baskets—Market Disruption Events for Notes with the Reference Asset Comprised of a Basket of Multiple Indices, Equity Securities, Foreign Currencies, Interest Rates, Commodities, Any Other Assets or Any Combination Thereof” with respect to the reference asset; and

•

For a description of further adjustments that may affect one or more basket components or the reference asset, see “Reference Assets—Indices—Adjustments Relating to Notes with the Reference Asset Comprised of an Index” and “Reference Assets—Baskets—Adjustments Relating to Notes with the Reference Asset Comprised of a Basket”.

•

Preservation of Capital at Maturity—You will receive at least 100% of the principal amount of your Notes if you hold your Notes to maturity, regardless of the performance of the basket. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•

Diversification Among U.S., European and Asian Equities of the Basket Components—The return on the Notes is linked to the S&P 500® Index, the Dow Jones EURO STOXX 50® Index, the Nikkei 225TM Index, the S&P/ASX 200 Index, the FTSE/Xinhua China 25 IndexTM and the MSCI Taiwan Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The Nikkei 225TM Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange. The S&P/ASX 200 Index consists of the 200 largest stocks listed on the Australian Stock Exchange. The FTSE/Xinhua China 25 IndexTM consists of the 25 largest and most liquid Chinese stocks listed and trading on The Stock Exchange of Hong Kong Ltd. The MSCI Taiwan Index is a free float adjusted market capitalization index of securities listed on the Taiwan Stock Exchange. For additional information about the basket components, see the information set forth under “Description of the Reference Asset” in this free writing prospectus.

•

Certain U.S. Federal Income Tax Considerations—In the opinion of Cadwalader, Wickersham & Taft LLP, our special U.S. tax counsel, the following discussion (in conjunction with the discussion in the prospectus supplement) summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes. We have been advised that it is reasonable to treat, and we intend to treat, the Notes as contingent payment debt instruments subject to taxation as described under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the prospectus supplement. Pursuant to the terms of the Notes, each Holder agrees to treat the Notes consistent with this treatment for all U.S. federal income tax purposes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the basket components. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Notes”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with Reference Assets That Are Equity Securities, That Contain Equity Securities or That Are Based in Part on Equity Securities”.

In addition to the risks described above, you should consider the following:

•

The Notes Might Not Pay More Than the Principal Amount—You may receive a lower payment at maturity than you would have received if you had invested directly in the stocks underlying the basket components. If the basket performance is negative, you will not receive a payment at maturity of more than the principal amount of your Notes. This will be true even if the basket performance was positive at some time during the term of the Notes but later fell below 0%.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the basket components would have.

FWP–4

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks composing the basket components are denominated, although any currency fluctuations could affect the performance of both basket components. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the levels of the basket components on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the basket components;

•	the time to maturity of the Notes;

•	the dividend rate on the stocks underlying the basket components;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and each of the Euro, the Japanese yen, the Australian dollar, the Hong Kong dollar and the Taiwan Dollar; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Description of the Reference Asset

S&P 500® Index

Standard & Poor’s publishes the S&P 500® Index. The S&P 500 Index is intended to provide an indication of the stock price movement of the stocks included in the S&P 500 Index. The daily calculation of the value of the S&P 500 Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. As of April 30, 2007, 423 companies, or 85.6% of the Index, traded on the New York Stock Exchange and 77 companies, or 14.4% of the Index, traded on The Nasdaq Stock Market. The Standard & Poor’s chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the New York Stock Exchange, which the Standard & Poor’s uses as an assumed model for the composition of the total market. Relevant criteria employed by Standard & Poor’s include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company. Ten main groups of companies comprise the Index with the number of companies included in each group, as of April 30, 2007, indicated in parentheses: Consumer Discretionary (89), Consumer Staples (39), Energy (33), Financials (90), Health Care (54), Industrials (52), Information Technology (74), Materials (28), Telecommunication Services (9) and Utilities (32). Standard & Poor’s may from time to time, in its sole discretion, add companies to, or delete companies from, the Index to achieve the objectives stated above.

FWP–5

The S&P 500 Index does not reflect the payment of dividends on the stocks included in the S&P 500 Index. Because of this the return on the Notes will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the Notes.

Computation of the S&P 500 Index

Standard & Poor’s currently computes the S&P 500 Index as of a particular time as follows:

•	the product of the market price per share and the number of then outstanding shares of each component stock is determined as of that time (referred to as the “market value” of that stock);

•	the market values of all component stocks as of that time are aggregated;

•

the mean average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

•	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

•	the current aggregate market value of all component stocks is divided by the base value; and

•	the resulting quotient, expressed in decimals, is multiplied by ten.

While Standard & Poor’s currently employs the above methodology to calculate the Index, no assurance can be given that Standard & Poor’s will not modify or change this methodology in a manner that may affect the payment amount for the Notes upon maturity or otherwise. Standard & Poor’s adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by Standard & Poor’s to be arbitrary or not due to true market fluctuations. These changes may result from causes such as:

•	the issuance of stock dividends;

•	the granting to shareholders of rights to purchase additional shares of stock;

•	the purchase of shares by employees pursuant to employee benefit plans;

•	consolidations and acquisitions;

•	the granting to shareholders of rights to purchase other securities of the issuer;

•	the substitution by Standard & Poor’s of particular component stocks in the S&P 500 Index; or

•	other reasons.

In these cases, Standard & Poor’s first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value	×	New Market Value	=	Old Market Value
New Base Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

License Agreement

Standard & Poor’s and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, in exchange for a fee, of the right to use the S&P 500® Index, which is owned and published by Standard & Poor’s, in connection with securities, including the Notes.

The license agreement between Standard & Poor’s and Barclays Bank PLC provides that the following disclaimer must be set forth in this free writing prospectus:

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw Hill, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Notes.

FWP–6

S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“Standard & Poor’s®”, “S&P®”, “S&P 500®”, “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by S&P and S&P makes no representation regarding the advisability of investing in the Notes.

Dow Jones EURO STOXX 50® Index

We have derived all information regarding the Dow Jones EURO STOXX 50® Index (“Dow Jones EURO STOXX 50 Index”), including, without limitation, its makeup, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX”). The Dow Jones EURO STOXX 50 Index is calculated, maintained and published by STOXX. We make no representation or warranty as to the accuracy or completeness of such information.

The Dow Jones EURO STOXX 50 Index was created by STOXX, a joint venture between Deutsche Börse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of the Dow Jones EURO STOXX 50 Index began on February 26, 1998, based on an initial value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50 Index is published in The Wall Street Journal and disseminated on the STOXX website: www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50 Index and updates these weightings at the end of each quarter. Information contained in the STOXX website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

Index Composition and Maintenance

The Dow Jones EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard.

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes the 50 market sector leaders from within the Eurozone. A current list of the issuers that comprise the Dow Jones EURO STOXX 50 Index is available on the STOXX website: www.stoxx.com.

The free float factors for each component stock used to calculate the Dow Jones EURO STOXX 50 Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Index Calculation

The Dow Jones EURO STOXX 50 Index is calculated with the “Laspeyres formula”, which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the Dow Jones EURO STOXX 50 Index value can be expressed as follows:

Index =	free float market capitalization of the index	× 1,000
adjusted base date market capitalization of the index

FWP–7

The “free float market capitalization of the index” is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO STOXX 50 Index is being calculated. The Dow Jones EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of Dow Jones EURO STOXX 50 Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

Corporate Action	Adjusted Price Equals	New Number of Shares Equals	Divisor
Split and reverse split	closing price * A/B	old number of shares * B/A	no change

Rights offering	(closing price * A + subscription price * B) / A + B)	old number of shares * (A + B) / A	increases

stock dividend	closing price * A / (A + B)	old number of shares * (A + B) / A	no change

Stock dividend of another company	(closing price * A – closing price of other company * B) / A		decreases

Return of capital and share consideration	(closing price – dividend announced by company * (1-withholding tax)) * A / B	old number of shares * B / A	decreases

Repurchase shares / self tender	((price before tender * old number of shares) – (tender price * number of tendered shares)) / (old number of shares – number of tendered shares)	old number of shares – number of tendered shares	decreases

Spin-off	(closing price * A – price of spun-off shares * B) / A		decreases

Combination stock distribution (dividend or split) and rights offering (assumes shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A.

	If rights are applicable after stock distribution (one action applicable to other): (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * (1 + C / A))	If rights are applicable after stock distribution (one action applicable to other): old number of shares * ((A + B) * (1 + C / A)) / A	increases
	If stock distribution is applicable after rights (one action applicable to other): (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))	If stock distribution is applicable after rights (one action applicable to other): old number of shares * ((A + C) * (1 + B / A))
	Stock Distribution and rights (neither action is applicable to the other): (closing price * A + subscription price * C) / ((A + B + C)	Stock Distribution and rights (neither action is applicable to the other): old number of shares * (A + B + C) / A

License Agreement

We have entered into a non-exclusive license agreement with STOXX whereby we, in exchange for a fee, are permitted to use the Dow Jones EURO STOXX 50 Index in connection with the offer and sale of the Notes. The license agreement between STOXX and us provides that the following language must be set forth in this free writing prospectus:

STOXX and Dow Jones & Company, Inc. (“Dow Jones”) have no relationship to Barclays Bank PLC, other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the Notes.

STOXX and Dow Jones do not:

•	Sponsor, endorse, sell or promote the Notes.

•	Recommend that any person invest in the Notes or any other securities.

•	Have any responsibility or liability for or make any decisions about the timing, amount or pricing of the Notes.

•	Have any responsibility or liability for the administration, management or marketing of the Notes.

•	Consider the needs of the Notes or the owners of the Notes in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

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STOXX and Dow Jones will not have any liability in connection with the Notes. Specifically:

•	STOXX and Dow Jones do not make any warranty, express or implied and disclaim any and all warranty about:

•

The results to be obtained by the Notes, the owner of the Notes or any other person in connection with the use of the Dow Jones EURO STOXX 50 Index and the data included in the Dow Jones EURO STOXX 50 Index;

•	The accuracy or completeness of the Dow Jones EURO STOXX 50 Index and its data;

•	The merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50 Index and its data;

•	STOXX and Dow Jones will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50 Index or its data;

•	Under no circumstances will STOXX or Dow Jones be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones knows that they might occur.

The licensing agreement between Barclays Bank PLC and STOXX is solely for their benefit and not for the benefit of the owners of the Notes or any other third parties.

The Dow Jones EURO STOXX 50 Index is proprietary and copyrighted material. The Dow Jones EURO STOXX 50 Index and the related trademarks have been licensed for certain purposes by Barclays Bank PLC.

Nikkei 225™ Index

We have derived all information regarding the Nikkei 225TM Index contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc., a wholly owned subsidiary of Nikkei Inc. which calculations and disseminates the Nikkei 225 Index, have no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index.

Additional information concerning the Nikkei 225 Index may be obtained at the Nikkei web site (www.nni.nikkei.co.jp). Information contained in the Nikkei website is not incorporated by reference in, and should not be considered part of, this underlying free writing prospectus or any pricing supplement.

Nikkei 225 Index Composition and Maintenance

The Nikkei 225 Index is a stock index calculated, published and disseminated by NKS that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index, as of the date of this free writing prospectus, is based on 225 underlying stocks (the “Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. All 225 Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. NKS rules require that the 75 most liquid issues (one-third of the component count of the Nikkei 225 Index) be included in the Nikkei 225 Index.

The 225 companies included in the Nikkei 225 Index are divided into six sector categories: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology—Pharmaceuticals, Electrical Machinery, Automobiles, Precision Machinery, Telecommunications;

•	Financials—Banks, Miscellaneous Finance, Securities, Insurance;

•	Consumer Goods—Marine Products, Food, Retail, Services;

•	Materials—Mining, Textiles, Paper and Pulp, Chemicals, Oil, Rubber, Ceramics, Steel, Nonferrous Metals, Trading House;

•	Capital Goods/Others—Construction, Machinery, Shipbuilding, Transportation Equipment, Miscellaneous Manufacturing, Real Estate; and

•	Transportation and Utilities—Railroads and Buses, Trucking, Shipping, Airlines, Warehousing, Electric Power, Gas.

Nikkei 225 Index Calculation

The Nikkei 225 Index is a modified, price-weighted index (i.e., an Underlying Stock’s weight in the Index is based on its price per share rather than the total market capitalization of the issuer) which is calculated by (i) multiplying the per share price of each Underlying Stock by the corresponding weighting factor for such Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor was initially set at 225 for the date of May 16, 1949 using historical numbers from May 16, 1949, the date on which the TSE was reopened. The Divisor was 23.896 as of May 17,

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2005 and is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Underlying Stock, so that the share price of each Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the Underlying Stocks (currently the TSE). The level of the Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225 Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the Nikkei 225 Index immediately after such change) will equal the level of the Nikkei 225 Index immediately prior to the change.

An Underlying Stock may be deleted or added by Nikkei Inc. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the Underlying Stocks: (i) bankruptcy of the issuer, (ii) merger of the issuer with, or acquisition of the issuer by, another company, (iii) delisting of such stock, (iv) transfer of such stock to the “Seiri-Post” because of excess debt of the issuer or because of any other reason or (v) transfer of such stock to the Second Section. In addition, a component stock transferred to the “Kanri-Post” (Posts for stocks under supervision) is in principle a candidate for deletion. Underlying Stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by NKS. Upon deletion of a stock from the Underlying Stocks, Nikkei Inc. will select a replacement for such deleted Underlying Stock in accordance with certain criteria. In an exceptional case, a newly listed stock in the First Section of the TSE that is recognized by Nikkei Inc. to be representative of a market may be added to the Underlying Stocks. In such a case, an existing Underlying Stock with low trading volume and deemed not to be representative of a market will be deleted by Nikkei Inc.

A list of the issuers of the Underlying Stocks constituting the Nikkei 225 Index is available from the Nikkei Economic Electronic Databank System and from the Stock Market Indices Data Book published by Nikkei Inc. Nikkei Inc. may delete, add or substitute any stock underlying the Nikkei 225 Index. Nikkei Inc. first calculated and published the Nikkei 225 Index in 1970.

The Tokyo Stock Exchange

The TSE is one of the world’s largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day. Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a “special bid quote” or a “special asked quote” for that stock at a specified higher or lower price level than the stock’s last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks that make up the Nikkei 225 Index, and these limitations, in turn, may adversely affect the value of the notes.

License Agreement

Barclays Bank PLC will enter into a non-exclusive license agreement with Nikkei Digital Media, Inc. (“NDM”), who is exclusively licensed by Nikkei Inc. to sublicense the use of the Nikkei 225 Index to third parties, whereby we and our affiliates, in exchange for a fee, will be permitted to use the Nikkei 225 Index in connection with the offer and sale of the Notes. We are not affiliated with Nikkei Inc. or NDM; the only relationship between them and us is any licensing of the use of the Nikkei 225 Index and trademarks relating to the Nikkei 225 Index.

The license agreement between NDM and Barclays Bank PLC will provide that the following language must be stated in this free writing prospectus.

The Nikkei Stock Average (“Index”) is an intellectual property of Nikkei Inc.* “Nikkei”, “Nikkei Stock Average” and “Nikkei 225” are the service marks of Nikkei Inc. Nikkei Inc. reserves all the rights, including copyright, to the Index. Nikkei Digital Media Inc., a wholly owned subsidiary of Nikkei Inc., calculates and disseminates the Index under exclusive agreement with Nikkei Inc. Nikkei Inc. and Nikkei Digital Media Inc. are collectively “Index Sponsor”.

*	Formerly known as Nihon Keizai Shimbun, Inc. Name changed on January 1, 2007.

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The Notes are not in any way sponsored, endorsed or promoted by the Index Sponsor. The Index Sponsor does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the Index or the figure at which the Index stands on any particular day or otherwise. The Index is compiled and calculated solely by the Index Sponsor. However, the Index Sponsor shall not be liable to any person for any error in the Index and the Index Sponsor shall not be under any obligation to advise any person, including a purchaser or vendor of the Notes, of any error therein.

In addition, the Index Sponsor gives no assurance regarding any modification or change in any methodology used in calculating the Index and is under no obligation to continue the calculation, publication and dissemination of the Index.

S&P/ASX 200 Index

Unless otherwise stated, all information regarding the S&P/ASX 200 Index provided in this pricing supplement is derived from Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), or other publicly available sources. Such information reflects the policies of S&P as stated in such sources, and such policies are subject to change by S&P. We do not assume any responsibility for the accuracy or completeness of such information. S&P is under no obligation to continue to publish the S&P/ASX 200 Index and may discontinue publication of the S&P/ASX 200 Index at any time.

The S&P/ASX 200 Index is intended to provide an investable benchmark for the Australian equity market and represents approximately 78% of Australian market capitalization. The S&P/ASX 200 Index is a float-adjusted capitalization-weighted index, meaning that each underlying stock’s weight in the index is based on its free float-adjusted market capitalization. The S&P/ASX 200 Index is comprised of the 100 largest stocks listed on the Australian Stock Exchange (the “ASX”), plus an additional 100 stocks, all of which must meet certain liquidity requirements. S&P chooses companies for inclusion in the S&P/ASX 200 Index with an aim of providing a broad market representation, while maintaining underlying investability and liquidity. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P/ASX 200 Index to achieve the objectives stated above. Relevant criteria employed by S&P (discussed in more detail below) include a stock’s liquidity, free float and market capitalization.

Calculation of the S&P/ASX 200 Index

The calculation of the value of the S&P/ASX 200 Index is based on the relative float-adjusted aggregate market capitalization of the stocks of 200 companies in the Australian market (the “Component Stocks”) as of a particular time as compared to the base value of the S&P/ASX 200 Index. The index market capitalization for each Component Stock is calculated by multiplying the company’s stock price times the number of ordinary shares times the investable weight factor (as discussed below). Calculations for the S&P/ASX 200 Index are based on stock prices taken from the ASX. The official daily S&P/ASX 200 Index closing values are calculated after the market closes and are based on the last traded price for each Component Stock.

Component Stocks of the S&P/ASX 200 Index are determined after an analysis of the stocks’ liquidity, free float and market capitalization. A constituent of the S&P/ASX 200 Index must be sufficiently liquid to enable institutional investors to buy in and sell out of the company without severely distorting the share price of that stock. The S&P Australian Index Committee (the “Committee”) assesses whether a company has sufficient liquidity to be eligible for the S&P/ASX 200 Index by analyzing each company’s free float and daily share turnover. Free float is defined as the portion of shares not being held by the following: (i) government and government agencies, (ii) controlling and strategic shareholders/partners, (iii) any other entities or individuals which hold more than 5%, excluding some financial institutions and funds and (iv) other restricted portions such as treasury stocks. Stocks are deemed ineligible for inclusion in the S&P/ASX 200 if their free float is less than 30%. In addition, the Committee considers market capitalization, adjusting each company’s market capitalization for free float. An investable weight factor is used in the adjustment process. In most cases, a stock’s factor will be a direct reflection of its level of free float; however, some stocks are allocated a factor at half of its free float level as a result of low liquidity. The Committee considers average float-adjusted market capitalization over a six-month period when assessing whether a company’s market capitalization is sufficient for the company to be represented in the S&P/ASX 200.

The Committee is responsible for setting policy, determining index composition and administering the S&P/ASX 200 Index in accordance with the S&P/ASX methodology. The Committee is comprised of five members representing S&P and ASX. The Committee may add, remove or bypass any company or security during the selection process.

In maintaining the S&P/ASX 200 Index, the Committee considers the guiding principle of minimizing changes to the index portfolio. The Committee deletes Component Stocks from the S&P/ASX 200 Index for reasons including acquisition, insufficient market capitalization, insufficient liquidity, liquidation or insolvency and company restructurings. Additions to the S&P/ASX 200 Index are triggered only by deletions, and are evaluated using the criteria described above for selection of Component Stocks. Initial public offerings may be eligible for inclusion prior to six months of data being available, but only if a deletion occurs and the Committee decides that the inclusion is justified.

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The Committee rebalances the S&P/ASX 200 Index quarterly at the end of February, May, August, and November; the free float and investable weight factors of Component Stocks are reviewed as part of the February rebalance. Quarterly rebalances analyze market capitalization and liquidity over the previous six months. The Committee announces index deletions and replacements to the S&P/ASX 200 Index to the market on the first Friday of March, June, September and December. Quarterly changes become effective at the close of trade on the third Friday of March, June, September and December. The S&P/ASX 200 Index is also rebalanced, and investable weight factors are adjusted, on an as needed basis when significant corporate events occur.

S&P makes changes to the S&P/ASX 200 Index shares on issue under the following circumstances: (i) market-wide placements and buybacks that are 5% of the index issued capital and greater than 5 million Australian dollars (“A$”), (ii) shares issued as a result of dividend reinvestment plans and (iii) rights issues, bonus issues and other major corporate actions. The ASX may quote a different number of shares than the S&P/ASX 200 Index; however, if the aggregated difference between the ASX quoted shares and the S&P/ASX index quoted shares at quarter-end is greater than A$100 million or 5% of the index issued capital, shares will be adjusted to reflect those quoted by the ASX.

While S&P currently employs the above methodology to calculate the S&P/ASX 200 Index, we cannot assure you that S&P will not modify or change this methodology in a manner that may affect the redemption amount at maturity to beneficial owners of the securities.

Neither we nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the S&P/ASX 200 Index or any successor index. S&P does not guarantee the accuracy or completeness of the S&P/ASX 200 Index or any data included in the S&P/ASX 200 Index. S&P assumes no liability for any errors, omissions or disruption in the calculation and dissemination of the S&P/ASX 200 Index. S&P disclaims all responsibility for any errors or omissions in the calculation and dissemination of the S&P/ASX 200 Index or the manner in which the S&P/ASX 200 Index is applied in determining the amount payable on the securities.

License Agreement

Standard & Poor’s and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, in exchange for a fee, of the right to use the S&P/ASX 200 Index, which is owned and published by Standard & Poor’s, in connection with securities, including the Notes.

The license agreement between Standard & Poor’s and Barclays Bank PLC provides that the following disclaimer must be set forth in this free writing prospectus:

The Notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s, a division of McGraw Hill, Inc. (“S&P”). S&P makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly, or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Barclays Bank PLC is the licensing of certain trademarks and trade names of S&P and of the S&P/ASX 200 Index which is determined, composed and calculated by S&P without regard to Barclays Bank PLC or the Notes. S&P has no obligation to take the needs of Barclays Bank PLC or the owners of the Notes into consideration in determining, composing or calculating the S&P/ASX 200 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“S&P/ASX 200”, “ASX”, “All Ords”, “All Ordinaries”, “All Ordinaries Index”, “All Ordinaries Price Index”, “All Ord Share Price Index” and “All Ordinaries Accumulation Index” are trademarks of ASX Operations Pty Limited. The foregoing marks have been licensed for use by Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by S&P’s or the ASX and S&P’s and the ASX make no representation, warranty, or condition regarding the advisability of investing in the Notes.

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FTSE/Xinhua China 25 Index™

We have obtained all information regarding the FTSE/Xinhua China 25 Index™ (“FTSE/Xinhua China 25 Index”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, FTSE/Xinhua Index Limited. We make no representation or warranty as to the accuracy or completeness of such information.

The FTSE/Xinhua China 25 Index is a stock index calculated, published and disseminated by FTSE/Xinhua Index Limited (“FXI”), a joint venture of FTSE International Limited (“FTSE”) and Xinhua Financial Network Limited (“Xinhua”), and is designed to represent the performance of the mainland Chinese market that is available to international investors. The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares), listed and trading on The Stock Exchange of Hong Kong Ltd. (“HKSE”). H-shares are securities of companies incorporated in the People’s Republic of China and nominated by the Chinese Government for listing and trading on the HKSE. Red Chip shares are securities of Hong Kong-incorporated companies, which are substantially owned directly or indirectly by the Chinese government and have the majority of their business interests in mainland China. Both H-shares and Red Chip shares are quoted and traded in Hong Kong dollars and are available only to international investors and not to those from the People’s Republic of China.

Computation of the Index

The FTSE/Xinhua China 25 Index is calculated using the free float index calculation methodology of the FTSE Group. The index is calculated using the following algorithm:

S p (n) e (n) s (n) f (n) c (n)
d

where p is the latest trade price of the component security n, e is the exchange rate required to convert the security’s home currency into the FTSE/Xinhua China 25 Index’s base currency, s is the number of shares of the security in issue, f is the portion of free floating shares, adjusted in accordance with the policies of the FTSE/Xinhua Index Limited, c is the capping factor published by the FTSE/Xinhua Index Limited at the most recent quarterly review of the index, and d is the divisor, a figure that represents the total issued share capital of the FTSE/Xinhua China 25 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the index.

The FTSE/Xinhua China 25 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. Under this methodology, FTSE/Xinhua Index Limited excludes from free floating shares trade investments in a FTSE/Xinhua China 25 Index constituent company by another FTSE/Xinhua China 25 Index constituent company, significant long-term holdings by founders, directors and/or their families, employee share schemes (if restricted), government holdings, foreign ownership limits, and portfolio investments subject to lock-in clauses (for the duration of the clause). Free float restrictions are calculated using available published information. The initial weighting of a FTSE/Xinhua China 25 Index constituent stock is applied in bands, as follows:

Free float less than or equal to 15%	Ineligible for inclusion in the FTSE/Xinhua China 25 Index, unless free float is also greater than 5% and the full market capitalization is greater than US$2.5 billion (or local currency equivalent), in which case actual free float is used.

Free float greater than 15% but less than or equal to 20%	20%

Free float greater than 20% but less than or equal to 30%	30%

Free float greater than 30% but less than or equal to 40%	40%

Free float greater than 40% but less than or equal to 50%	50%

Free float greater than 50% but less than or equal to 75%	75%

Free float greater than 75%	100%

These bands are narrow at the lower end, to ensure that there is sufficient sensitivity in order to maintain accurate representation, and broader at the higher end, in order to ensure that the weightings of larger companies do not fluctuate absent a significant corporate event. Following the application of an initial free float restriction, a FTSE/Xinhua China 25 Index constituent stock’s free float will only be changed if its actual free float is more than 5 percentage points above the minimum or 5 percentage points below the maximum of an adjacent band. This 5 percentage point threshold does not apply if the initial free float is less than 15%. Foreign ownership limits, if any, are applied after calculating the actual free float restriction, but before applying the bands shown above. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied, subject to the bands shown above. The FTSE/Xinhua China 25 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE/Xinhua China 25 Index. Implementation of any changes takes place after the close of the

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index calculation on the third Friday in January, April, July and October. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE/Xinhua China 25 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event. Securities must be sufficiently liquid to be traded. The following criteria, among others, are used to ensure that illiquid securities are excluded:

Price. FXI must be satisfied that an accurate and reliable price exists for the purposes of determining the market value of a company. FXI may exclude a security from the FTSE/Xinhua China 25 Index if it considers that an “accurate and reliable” price is not available. The FTSE/Xinhua China 25 Index uses the last trade prices from the relevant stock exchanges, when available.

Liquidity. Securities in the FTSE/Xinhua China 25 Index will be reviewed annually for liquidity. Securities which do not turn over at least 2% of their shares in issue, after the application of any free float restrictions, per month for ten of the twelve months prior to the quarterly review by FXI will not be eligible for inclusion in the FTSE/Xinhua China 25 Index. An existing constituent failing to trade at least 2% of its shares in issue, after the application of any free float restrictions, per month for more than four of the twelve months prior to the quarterly review will be removed after close of the index calculation on the next trading day following the third Friday in January, April, July and October. Any period when a share is suspended will be excluded from the calculation.

New Issues. New issues must have a minimum trading record of at least 20 trading days prior to the date of the review and turnover of a minimum of 2% of their shares in issue, after the application of any free float restrictions, per month each month, except in certain circumstances.

The FTSE/Xinhua China 25 Index, like other indices of FXI, is governed by an independent advisory committee that ensures that the index is operated in accordance with its published ground rules, and that the rules remain relevant to the FTSE/Xinhua China 25 Index.

The Stock Exchange of Hong Kong Ltd.

Trading on the HKSE is fully electronic through an Automatic Order Matching and Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading. Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 3:55 p.m., Hong Kong time, every Hong Kong day except Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is 12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 3:55 a.m., Eastern Daylight Savings Time. Using the last reported closing prices of the stocks underlying the FTSE/Xinhua China 25 Index on the HKSE, the closing level of the FTSE/Xinhua China 25 Index on any such trading day generally will be calculated, published and disseminated by the American Stock Exchange in the United States shortly before the opening of trading on the American Stock Exchange in New York on the same calendar day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer’s securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company’s shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4) where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required; (5) where the issuer is no longer suitable for listing, or becomes a “cash” company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the FTSE/Xinhua China 25 Index may be limited by suspension of trading of individual stocks which comprise the FTSE/Xinhua China 25 Index which may, in turn, adversely affect the value of any applicable notes.

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License Agreement

We have entered into a non-exclusive license agreement with the sponsor of the FTSE/Xinhua China 25 Index whereby we, in exchange for a fee, are permitted to use the FTSE/Xinhua China 25 Index in connection with the offer and sale of the notes.

The FTSE/Xinhua China 25 Index is calculated by FTSE/Xinhua Index Limited (“FXI”). The license agreement between FXI and Barclays Bank PLC provides that the following language must be set forth in this free writing prospectus:

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE/XINHUA INDEX LIMITED (“FXI”), FTSE INTERNATIONAL LIMITED (“FTSE”) OR XINHUA FINANCIAL NEWS NETWORK LIMITED (“XINHUA”) OR BY THE LONDON STOCK EXCHANGE PLC (THE “EXCHANGE”) OR BY THE FINANCIAL TIMES LIMITED (“FT”) AND NEITHER FXI, FTSE, XINHUA, THE EXCHANGE NOR FT MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE/XINHUA CHINA 25 INDEX AND/OR THE FIGURE AT WHICH THE FTSE/XINHUA CHINA 25 INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE/XINHUA CHINA 25 INDEX IS COMPILED AND CALCULATED BY OR ON BEHALF OF FXI. HOWEVER, NEITHER FXI OR FTSE OR XINHUA OR EXCHANGE OR FT SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE/XINHUA CHINA 25 INDEX AND NEITHER FXI, FTSE, XINHUA, EXCHANGE NOR FT SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

“FTSE™” is a trademark jointly owned by the London Stock Exchange PLC and The Financial Times Limited. All marks are licensed for use by FTSE/Xinhua Index Limited.

MSCI Taiwan Index

The MSCI Indices were founded in 1969 by Capital International S.A. as the first international performance benchmarks constructed to facilitate accurate comparison of world markets. Morgan Stanley acquired rights to the MSCI Indices in 1986. In November 1998, Morgan Stanley transferred all rights to the MSCI Indices to MSCI, a Delaware corporation of which Morgan Stanley is the majority owner and The Capital Group of Companies, Inc. is the minority shareholder. The MSCI single country standard equity indices have covered the world’s developed markets since 1969, and in 1988, MSCI commenced coverage of the emerging markets.

We have derived all information regarding the MSCI Taiwan Index (“MSCI Taiwan Index”) contained in this free writing prospectus, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”). The MSCI Taiwan Index is calculated, maintained and published by MSCI. We make no representation or warranty as to the accuracy or completeness of such information.

MSCI Taiwan Index Selection Criteria

MSCI targets an 85% free float adjusted market representation level within each industry group in Taiwan. The security selection process within each industry group is based on analysis of the following:

•	Each company’s business activities and the diversification that its securities would bring to the index.

•

The size of the securities based on free float adjusted market capitalization. All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. In addition, securities that do not meet the minimum size guidelines are not considered for inclusion. Though the following limits are subject to revision, as of the date of this index supplement, a security will be eligible for inclusion in the MSCI Taiwan Index if it achieves a free float adjusted market capitalization of US$450 million and will be eligible for deletion if such capitalization falls below US$225 million as of the yearly review. If, however, the free float adjusted market capitalization level falls significantly below the free float adjusted market capitalization level for deletions prior to a yearly review, for example during a quarterly review, then the security may be deleted prior to such yearly review.

•

The liquidity of the securities. All other things being equal, MSCI targets for inclusion the most liquid securities in an industry group. In addition, securities that have inadequate liquidity are not considered for inclusion. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Taiwan Index but considers each stock’s relative standing within Taiwan and between cycles. A useful measure to compare liquidity within the same market is the Annualized Traded Value Ratio (“ATVR”), which screens out extreme daily trading volumes and takes into account the difference in market capitalization size. The ATVR Ratio of each security is calculated via the following 3-step process:

•

First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month.

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•	Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its free float adjusted security market capitalization at the end of the month.

•	Third, the ATVR is obtained by multiplying the average of the monthly median trade value ratios of the previous 12 months—or the number of months for which this data is available—by 12.

Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Taiwan Index.

For securities not subject to foreign ownership limitations, the free float of a security is estimated as its total number of shares outstanding less shareholdings classified as strategic and/or non-free float. For securities subject to foreign ownership limitations, the estimated free float available to foreign investors is equal to the lesser of (a) the total number of shares outstanding less shareholdings classified as strategic or non-free float and (b) foreign ownership limitation adjusted for non-free float stakes held by foreign investors.

MSCI free float adjusts the market capitalization of each security using an adjustment factor referred to as the Foreign Inclusion Factor (“FIF”). Securities not subject to foreign ownership limitations have a FIF equal to (a) the estimated free float, rounded up to the closest 5%, if the securities have a free float greater than 15% or (b) the estimated free float, rounded to the closest 1%, if the securities have a free float less than 15%. For securities subject to foreign ownership limitations, the FIF is equal to the lesser of (a) the estimated free float available to foreign investors (i) rounded up to the closest 5%, if the free float is greater than 15% or (ii) rounded to the closest 1%, if the free float is less than 15% and (b) foreign ownership limitation rounded to the closest 1%.

The free float adjusted market capitalization of a security is calculated as the product of the FIF and the security’s full market capitalization.

MSCI Taiwan Index Calculation

The MSCI Taiwan Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the MSCI Taiwan Index on the prior day divided by the free float adjusted market capitalization level of each share in the MSCI Taiwan Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not to the denominator.

MSCI Taiwan Index Maintenance

There are three broad categories of MSCI Taiwan Index maintenance:

•	An annual full country index review that reassesses the various dimensions of the equity universe in Taiwan;

•	Quarterly index reviews, aimed at promptly reflecting other significant market events; and

•	Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

During the annual review, additions or deletions of securities are made (i) following the re-appraisal of the free float adjusted industry group representation within a country relative to an 85% target, (ii) following an update of the minimum size guidelines for additions and deletions and (iii) based on a company’s and/or security’s free float of less than 15% that has decreased in size in terms of free float adjusted market capitalization due to reduction in free float or due to performance and that no longer meet certain criteria.

During a quarterly index review, securities may be added to or deleted from the MSCI Taiwan Index for a variety of reasons, including the following:

•

Additions or deletions of securities, due to one or more industry groups having become significantly over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

•

Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float and relaxation/removal or decreases of foreign ownership limits not implemented immediately.

•	Additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering.

•	Replacement of companies which are no longer suitable industry representatives.

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•	Deletion of securities whose issuing company and/or security free float has fallen to less than 15% and which do not meet certain criteria.

•	Deletion of securities that have become very small or illiquid.

•	Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

License Agreement

Morgan Stanley Capital International Inc. (“MSCI”) and Barclays Bank PLC have entered into a non-exclusive license agreement providing for the license to Barclays Bank PLC, in exchange for a fee, of the right to use the MSCI Indexes, which are owned and published by MSCI, in connection with securities, including the Notes.

The license agreement between MSCI and Barclays Bank PLC provides that the following language must be set forth in this free writing prospectus:

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

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No purchaser, seller or holder of the Notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the Notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Historical Information

The following graph sets forth the historical performance of the basket components based on the daily closing levels from January 2, 2001 through May 17, 2007. On May 17, 2007, the S&P 500® Index closing level was 1,512.75, the Dow Jones EURO STOXX 50® Index closing level was 4,428.57, the Nikkei 225TM Index closing level was 17,498.60, the S&P/ASX 200 Index closing level was 6,365.90, the FTSE/Xinhua China 25 IndexTM closing level was 17,179.04 and the MSCI Taiwan Index closing level was 321.47.

We obtained the closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the basket components should not be taken as an indication of future performance, and no assurance can be given as to the closing levels on the basket final valuation date. We cannot give you assurance that the performance of the basket on the basket final valuation date will result in the return of any of your initial investment.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We expect that delivery of the Notes will be made against payment for the Notes on or about the issue date indicated on the cover of this free writing prospectus, which is the second business day following the initial valuation date (this settlement cycle being referred to as “T+2”). See “Plan of Distribution” in the prospectus supplement.

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